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                                                                   EXHIBIT 10.19


November 25, 1998

Steven J. Sherman
2101 Bridle Ridge Court
San Jose, CA  95138

Dear Steven,

We are pleased that you are considering joining us at The Vantive Corporation (the "Company"). The purpose of this letter is to set forth the offer of employment that we have discussed.

We propose that you begin employment with the Company as Vice President of Engineering, reporting to Phil Dunkelberger, Vantive's Executive Vice President of Product, Technology, and Marketing. The effective date of your employment will be January 15, 1999 (We understand that your current employer has a contractual request for 90-day notice. If the January 15, 1999 start date is unattainable, you will need to so notify me so we can discuss some reasonable extension of this start date that will be acceptable to Phil Dunkelberger).

Your base salary, before deductions, computed on an annual basis and beginning on the date you become an employee of the Company, will be initially $225,000 per year. Such base salary shall be paid in installments in accordance with the Company's payroll policy for services performed prior to the date of payment. You will be eligible to participate in the Senior Management Bonus Plan, based on Company, Engineering, and individual performance, which is targeted at $100,000 annually (divided quarterly). This target will be reviewed each year. You will be guaranteed a bonus on-target for your first six months.

Subject to the approval of the Board of Directors and your execution of the Company's form of stock option agreement, you shall be awarded stock options under the Company's Stock Purchase and Option Plan to purchase 145,000 shares of the common stock of the Company. This option agreement will vest over a 48-month period at the rate of 6/48 after the first full six months of employment, and 1/48 per month thereafter. The price per share of this option agreement will be the fair market value of a share of common stock of the Company as of the date of grant as determined by the Board of Directors.

This offer of employment is expressly subject to your executing the Company's standard form of non-disclosure agreement in the form enclosed with this letter as well as your agreement to follow all other rules, guidelines, and policies that the Company may announce from time to time. The non-disclosure agreement must be signed and returned to Vantive Human Resources in Santa Clara, California, and received there before your start date.

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This offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or by the Company at any time for any reason.

This offer of employment contains all terms and conditions of employment with the Company and supersedes any and all prior, oral or written, representations of agreements made by anyone employed by, or associated with, the Company. Please note that on your first day of work, you will be asked to complete a range of employment forms, including a US Employment Eligibility Verification (I-9) form. The forms must be completed within three business days of the date your employment begins, and will require your presenting acceptable documentation of that eligibility. Failure to do so may result in suspension without pay or termination.

After you have commenced employment at Vantive, you authorize the Company to capture your employee-related information in its worldwide database. This information will be stored as part of your personnel record. You agree to cooperate fully with such information requests from your manager or Human Resources. Vantive will guarantee to do everything in its power to secure this system and protect the sensitivity and integrity of the information.

You shall be entitled to receive all other benefits of employment generally available to the Company's other employees. You are also being offered an additional one week of vacation on top of Vantive's standard vacation policy of three weeks.

All amounts payable to you as taxable compensation shall be subject to income tax withholdings as required by federal, state, and/or local authorities, and any other applicable withholding.

We hope that you will accept this offer. Please be advised that this offer of employment is valid only until December 7, 1998. Please acknowledge acceptance of this offer by signing and dating this letter and returning it to us on or before December 7, 1998.

Sincerely,


Donna Allen Taylor
Vice President, Human Resources

I agree to the terms and conditions of employment set forth above.

/s/ Steven J. Sherman                                        November 25, 1998
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           Steven J. Sherman                                       Date